Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $1.84; includes $0.03 per share from after-tax non-core items

•	Core net operating earnings per share of $1.81

•	First quarter annualized ROE of 13.3%; core operating ROE of 13.1%

•	Overall average renewal rate increases excluding workers’ compensation of 7%

•	Capital returned to shareholders in the first quarter was approximately $292 million, includes $167 million in special dividends and $58 million in share repurchases

CINCINNATI – May 6, 2025 – American Financial Group, Inc. (NYSE: AFG) today reported 2025 first quarter net earnings of $154 million ($1.84 per share) compared to $242 million ($2.89 per share) for the 2024 first quarter. Net earnings included after-tax non-core net realized gains on securities of $2 million ($0.03 per share) in the 2025 first quarter and $11 million ($0.13 per share) in the 2024 first quarter. Annualized return on equity was 13.3% and 21.2% for the first quarters of 2025 and 2024, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $152 million ($1.81 per share) for the 2025 first quarter compared to $231 million ($2.76 per share) in the 2024 first quarter. The year-over-year decrease reflects lower property and casualty (P&C) insurance underwriting profit and lower returns in AFG’s alternative investment portfolio. Additional details for the 2025 and 2024 first quarters may be found in the table below. Core net operating earnings for the first quarters of 2025 and 2024 generated annualized returns on equity of 13.1% and 20.2%, respectively, which is calculated excluding AOCI.

	Three Months Ended March 31,
Components of Pretax Core Operating Earnings	2025	2024	2025	2024	2025	2024
In millions, except per share amounts	Before Impact of		Alternative		Core Net Operating
	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$234	$284	$12	$56	$246	$340
Other expenses	(33)	(31)	—	—	(33)	(31)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	182	234	12	56	194	290
Related provision for income taxes	39	47	3	12	42	59

Core Net Operating Earnings	$143	$187	$9	$44	$152	$231

Core Operating Earnings Per Share	$1.70	$2.23	$0.11	$0.53	$1.81	$2.76
Weighted Avg Diluted Shares Outstanding	83.8	83.8	83.8	83.8	83.8	83.8

AFG’s book value per share was $52.50 at March 31, 2025. AFG paid cash dividends of $2.80 per share during the first quarter, including a $2.00 per share special dividend paid in March. For the three months ended March 31, 2025, AFG’s growth in book value per share plus dividends was 4.0%.

Book value per share excluding AOCI was $54.63 per share at March 31, 2025, compared to $56.03 at the end of 2024. For the three months ended March 31, 2025, AFG’s growth in book value per share excluding AOCI plus dividends was 2.5%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2025	2024
Components of net earnings:
Core operating earnings before income taxes	$194	$290
Pretax non-core items:
Realized gains	3	14

Earnings before income taxes	197	304
Provision for income taxes:
Core operating earnings	42	59
Non-core items	1	3

Total provision for income taxes	43	62

Net earnings	$154	$242

Net earnings:
Core net operating earnings(a)	$152	$231
Non-core items:
Realized gains	2	11

Net earnings	$154	$242

Components of earnings per share:
Core net operating earnings(a)	$1.81	$2.76
Non-core Items:
Realized gains	0.03	0.13

Diluted net earnings per share	$1.84	$2.89

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “Our first quarter results were solid in the face of elevated industry catastrophe losses and heightened levels of economic volatility. In addition, we returned over $290 million to our shareholders during the first quarter of 2025 through a combination of regular dividends, special dividends and share repurchases. Our entrepreneurial, opportunistic culture and disciplined operating philosophy continue to serve us well in environments such as these, and position us for long-term success.”

Messrs. Lindner continued: “AFG continued to have significant excess capital at March 31, 2025. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify the potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a 94.0% combined ratio in the first quarter of 2025, 3.9 points higher than the 90.1% reported in the first quarter of 2024. First quarter 2025 results include 4.5 points related to catastrophe losses, due primarily to losses from the California wildfires. By comparison, catastrophe losses added 2.3 points to the combined ratio in the 2024 first quarter. First quarter 2025 results benefited from 1.3 points of favorable prior year reserve development, compared to 3.3 points in the first quarter of 2024. Underwriting profit was $94 million for the 2025 first quarter compared to $154 million in the comparable 2024 period. Higher year-over-year underwriting profit in our Specialty Financial Group was more than offset by lower underwriting profit in our Property and Transportation and Specialty Casualty Groups.

First quarter 2025 gross and net written premiums were 2% and 1% lower, respectively, than the comparable period in 2024. We continue to achieve year-over-year premium growth in selected businesses as a result of a combination of new business opportunities, a good renewal rate environment, and increased exposures. However, strategic decisions to optimize long-term results, including the non-renewal of certain under-performing accounts, and proactive underwriting measures to address the impact of social inflation and competitive market conditions in selected lines of business tempered growth in the quarter.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 7% for the quarter. Including workers’ compensation, renewal rates were up 5% overall. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends to meet or exceed targeted returns.

Historically, AFG has reported results from its internal reinsurance facility that assumes business from several of our Specialty P&C businesses as the Specialty-Other Group. Beginning in the first quarter of 2025, we are presenting the results of the business assumed by our internal reinsurance facility within the same groups as the ceding businesses. The overall results for AFG’s Specialty Property & Casualty Insurance Operations are not impacted by this reclassification. Comparable prior year results have been recast accordingly. We believe this presentation better reflects the performance of the underlying operating businesses, is consistent with how management views and evaluates results, and enhances our financial reporting.

The Property and Transportation Group reported an underwriting profit of $37 million in the first quarter of 2025 compared to $60 million in the first quarter of 2024. The decrease was due primarily to lower year-over-year underwriting profit in our crop insurance business and the impact of particularly strong 2024 results in our property & inland marine business. Catastrophe losses in this group were $10 million in the first quarter of 2025, compared to $9 million in the first quarter of 2024. The businesses in the Property and Transportation Group achieved a 92.5% calendar year combined ratio overall in the first quarter of 2025, 4.0 points higher than the 88.5% reported in the comparable 2024 period.

First quarter 2025 gross and net written premiums in this group were both 6% lower than the comparable prior year period. The decrease was primarily due to the non-renewal of a few large policies in our agricultural and transportation businesses coupled with elevated pricing competition in our transportation businesses. These decreases were partially offset by new business opportunities, a favorable rate environment and higher exposures. Overall renewal rates in this group increased approximately 7% on average in the first quarter of 2025.

The Specialty Casualty Group reported an underwriting profit of $20 million in the first quarter of 2025 compared to $61 million in the comparable 2024 period, reflecting lower underwriting profit in our workers’ compensation and executive liability businesses and higher catastrophe losses. Underwriting profitability in our workers’ compensation and executive liability businesses continues to be strong despite the lower year-over-year profitability. Catastrophe losses for this group were $27 million in the first quarter of 2025 compared to $19 million in the prior year quarter. The businesses in the Specialty Casualty Group achieved a 97.6% calendar year combined ratio in the first quarter of 2025, 5.4 points higher than the 92.2% reported in the comparable period in 2024.

First quarter 2025 gross and net written premiums decreased 3% and 4%, respectively, when compared to the same prior year period. The lower year-over-year premiums were primarily attributed to our excess liability, executive liability, and workers’ compensation businesses, and were partially offset by higher year-over-year premiums in our mergers & acquisitions business and new business opportunities and favorable renewal pricing in several of our other businesses. Excluding our workers’ compensation businesses, renewal rates in this group were up 9%; overall renewal rates in this group were up about 6% in the first quarter of 2025.

The Specialty Financial Group reported an underwriting profit of $37 million in the first quarter of 2025, compared to $33 million in the comparable 2024 period. Favorable prior year reserve development and improved accident year results were partially offset by higher year-over-year catastrophe losses. Catastrophe losses for this group were $35 million in the first quarter of 2025 and were attributed primarily to the California wildfires. By comparison, catastrophe losses in this group in the first quarter of 2024 were $7 million. This group continued to achieve excellent underwriting margins and reported an 87.0% combined ratio for the first quarter of 2025, only 0.4 points higher than the comparable period in 2024 despite the elevated catastrophe losses.

Gross and net written premiums increased by 16% and 18%, respectively, in the 2025 first quarter when compared to the same 2024 period, primarily due to growth in our financial institutions business. Renewal pricing in this group was up approximately 2% in the first quarter.

Carl Lindner III stated, “Our Specialty P&C businesses performed well during the first quarter of 2025 despite elevated catastrophe losses stemming from the California wildfires. Maintaining underwriting discipline has been paramount, as several of our businesses faced heightened price competition during the quarter. We achieved strong rate increases in our most social inflation-exposed lines of businesses and non-renewed several larger accounts with unfavorable loss experience. While these actions moderated our growth this quarter, they have positioned us for future success. We continue to expect premium growth for the full year in 2025. The vast majority of the businesses in our diversified Specialty P&C portfolio met or exceeded our targeted returns.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended March 31, 2025, increased 6% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets. Property and casualty net investment income including the impact of alternative investments was approximately 17% lower than the comparable 2024 period.

The annualized return on alternative investments was approximately 1.8% for the 2025 first quarter compared to 9.0% for the prior year quarter, due primarily to a decline in the fair value of several underlying investments within our traditional private equity portfolio. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag. Elevated economic uncertainty affecting broad-based equity markets could continue to temper returns in AFG’s traditional private equity portfolio in 2025.

The average annual return on alternative investments over the five calendar years ended December 31, 2024, was approximately 12%. Longer term, we continue to remain optimistic regarding the prospects of attractive returns from our alternative investment portfolio, with an expectation of annual returns averaging 10% or better.

In March 2025, AFG announced that it had reached agreements to sell the Charleston Harbor Resort & Marina. Assuming the successful completion of the diligence period and satisfaction of other customary conditions, the transaction is expected to close in the third quarter of 2025. AFG currently expects to recognize an after-tax core operating gain of approximately $100 million ($1.20 per share) on the sale. This transaction was not contemplated in AFG’s original business plan assumptions.

Non-Core Net Realized Gains (Losses) – AFG recorded first quarter 2025 net realized gains of $2 million ($0.03 per share) after tax, which included $5 million ($0.06 per share) in after-tax net gains to adjust equity securities that the Company continued to own at March 31, 2025, to fair value. By comparison, AFG recorded first quarter 2024 net realized gains of $11 million ($0.13 per share) after tax.

After-tax unrealized losses related to fixed maturities were $148 million at March 31, 2025. Our portfolio continues to be high quality, with 95% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; whether or not the sale of Charleston Harbor Resort & Marina closes and AFG’s net gain as a result of the sale; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business or reputation and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2025 first quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, May 7, 2025. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2025	2024
Revenues
Net earned premiums	$1,580	$1,546
Net investment income	173	198
Realized gains on securities	3	14
Income of managed investment entities:
Investment income	76	99
Gain (loss) on change in fair value of assets/liabilities	(3)	10
Other income	27	39

Total revenues	1,856	1,906
Costs and expenses
Losses & loss adjustment expenses	965	912
Commissions and other underwriting expenses	530	503
Interest charges on borrowed money	19	19
Expenses of managed investment entities	68	92
Other expenses	77	76

Total costs and expenses	1,659	1,602

Earnings before income taxes	197	304
Provision for income taxes	43	62

Net earnings	$154	$242

Diluted earnings per common share	$1.84	$2.89

Average number of diluted shares	83.8	83.8

Selected Balance Sheet Data:	March 31, 2025	December 31, 2024
Total cash and investments	$15,994	$15,852
Long-term debt	$1,476	$1,475
Shareholders’ equity(b)	$4,392	$4,466
Shareholders’ equity (excluding AOCI)	$4,571	$4,706
Book value per share(b)	$52.50	$53.18
Book value per share (excluding AOCI)	$54.63	$56.03
Common Shares Outstanding	83.7	84.0

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2025	2024
Gross written premiums	$2,291	$2,336	(2%)

Net written premiums	$1,611	$1,634	(1%)

Ratios (GAAP):
Loss & LAE ratio	61.0%	58.6%
Underwriting expense ratio	33.0%	31.5%

Specialty Combined Ratio	94.0%	90.1%

Combined Ratio – P&C Segment	94.1%	90.1%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$897	$959	(6%)
Specialty Casualty	1,068	1,097	(3%)
Specialty Financial	326	280	16%

	$2,291	$2,336	(2%)

Net Written Premiums:
Property & Transportation	$563	$597	(6%)
Specialty Casualty	772	803	(4%)
Specialty Financial	276	234	18%

	$1,611	$1,634	(1%)

Combined Ratio (GAAP):
Property & Transportation	92.5%	88.5%
Specialty Casualty	97.6%	92.2%
Specialty Financial	87.0%	86.6%
Aggregate Specialty Group	94.0%	90.1%

		Three months ended March 31,
		2025	2024
Reserve Development (Favorable)/Adverse:
Property & Transportation		$(19)	$(46)
Specialty Casualty		12	(11)
Specialty Financial		(13)	6

Specialty Group		(20)	(51)
Other		—	1

Total Reserve Development		$(20)	$(50)

Points on Combined Ratio:
Property & Transportation		(3.9)	(8.8)
Specialty Casualty		1.6	(1.4)
Specialty Financial		(4.6)	2.4
Aggregate Specialty Group		(1.3)	(3.3)
Total P&C Segment		(1.3)	(3.2)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2025	2024
Core Operating Earnings before Income Taxes:
P&C insurance segment	$246	$340
Interest and other corporate expenses	(52)	(50)

Core operating earnings before income taxes	194	290
Related income taxes	42	59

Core net operating earnings	$152	$231

b)

Shareholders’ Equity at March 31, 2025, includes ($179) million ($2.13 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($240 million) ($2.85 per share loss) in Accumulated Other Comprehensive Income (Loss) at December 31, 2024.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.